Exhibit 99.1

Supermicro® Announces Amendment to Credit Facility

SAN JOSE, Calif.--, March 13, 2018 (BUSINESS WIRE) -- Super Micro Computer, Inc. (NASDAQ:SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today announced that the Company has entered into an amendment to the Company’s existing loan agreement with Bank of America Merrill Lynch (the “Loan Agreement”), which waives the default arising from the Company having not yet filed its 2017 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended September 30, and December 31, 2017, provided that no additional defaults occur.

The amendment also requires that the Company refinance its obligations under the Loan Agreement by April 20, 2018. The Company is in negotiations with Bank of America Merrill Lynch with respect to a new debt facility to refinance its existing debt obligations under the Loan Agreement. The new debt facility, to be led by Bank of America Merrill Lynch, is expected to also include other lenders and increase the Company’s borrowing capacity.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the status of the Company’s compliance with its existing loan agreements. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission under the caption "Risk Factors".

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets / accessories delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).

Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

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Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations